Frazier & Deeter
CPAs & ADVISORS

2801 West Busch Boulevard
Suite 200
Tampa, Florida 33618
813.874.1280
www.frazierdeeter.com

December 28, 2015

Securities & Exchange Commission
100 F Street NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the Form 8-K of Dale Jarrett Racing Adventure, Inc. dated December 23, 2015, and are in agreement with the statements made therein in so far as they relate to Frazier & Deeter, LLC.

/s/Frazier & Deeter, LLC

Frazier & Deeter, LLC